Exhibit 99.1

NEWS RELEASE for March 7, 2006

BIOLASE REPORTS FOURTH QUARTER AND FISCAL YEAR 2005 RESULTS

- First Positive Quarterly Cash Flow from Operations since Second Quarter 2004 -

SAN CLEMENTE, CA (March 7, 2006) - BIOLASE Technology, Inc. (NASDAQ:BLTI), a medical technology company that develops, manufactures and markets lasers and related products focused on technologies for improved applications and procedures in dentistry and medicine, today reported operating results for the fourth quarter and fiscal year ended December 31, 2005.

Net revenue for the quarter ended December 31, 2005 was $19.0 million compared with $19.1 million for the fourth quarter of 2004. The gross margin for the fourth quarter of 2005 was 52 percent of net revenue as compared with 57 percent of net revenue in the same period of 2004. The operating loss for the fourth quarter of 2005 was $1.0 million versus an operating loss of $9.5 million in the same quarter of 2004. Net loss for the quarter ended December 31, 2005 was $1.2 million, or $.05 per diluted share, compared with net loss of $23.6 million, or $1.04 per diluted share, for the quarter ended December 31, 2004.

BIOLASE president and chief executive officer, Robert E. Grant, commented on the quarterly results, saying, “The Company made substantial progress during the quarter toward achieving our short-term objectives. Our manufacturing costs per unit in the fourth quarter of 2005 declined from the third quarter because of vendor component quality improvements and design changes. Our fourth quarter 2005 revenues were 63 percent higher than revenues in the third quarter. Together these two achievements helped drive our fourth quarter 2005 gross margin to 52 percent of net revenue, six basis points higher than the third quarter gross margin of 46 percent of net revenue. Additionally, the gross margin improvement and our focus on cash generation were the principal contributors to our approximate $1.1 million in cash flow from operations during the fourth quarter of 2005. This is the first time since the second quarter of 2004 that our operations generated positive cash flow. We firmly believe that our fourth quarter operating results represent a significant turnaround in our recent financial performance.”

Grant added, “In the fourth quarter of 2005, we recorded a $0.2 million compensation expense charge associated with accelerating the vesting of certain stock options. Also, we recorded one-time costs related to severance arrangements in the fourth quarter of 2005 totaling approximately $0.5 million, of which approximately $0.2 million negatively impacted gross profit and approximately $0.3 million negatively impacted general and administrative expense. We believe these fourth quarter initiatives will greatly benefit our operating margins in 2006 and beyond.”

Net revenue for the year ended December 31, 2005 was $62.0 million, an increase of 2 percent compared to net revenue of $60.7 million for the year ended December 31, 2004. The gross margin for fiscal year 2005 was 50 percent of net revenue versus 59 percent for fiscal year 2004. The comparatively lower gross margin resulted primarily from higher warranty costs, material scrap expenses and increased fixed manufacturing infrastructure, including quality control, materials management and other support activities, while the Company continued its launch of the Waterlase MD laser system. Loss from operations was $17.0 million for fiscal year 2005 as compared to $9.4 million for 2004. Net loss for the year ended December 31, 2005 was $17.5 million, or $.76 per diluted share, compared with net loss of $23.2 million, or $1.00 per diluted share, for the year ended December 31, 2004.

Commenting on the state of the business, Grant said, “2005 was clearly a year of transition for BIOLASE. We made great strides in reducing Waterlase MD system production costs and improving product quality, which are already having a positive effect on gross margins. Also, we have been exercising more financial discipline across the organization through a reduction of operating expenses and the implementation of key cost containment measures. We finished 2005 on a strong note. Looking ahead, we are extremely optimistic about our opportunities and believe BIOLASE is well positioned for accelerating revenue growth, profits and cash generation during the course of 2006.”

As previously announced, the Company is conducting a conference call to review the financial results today at 5:00 PM EST (Eastern). To listen to the conference call live via the Internet, visit BIOLASE’s web site at www.biolase.com. Please go to the web site 15 minutes prior to the call to register, download and install the necessary audio software. A replay will also be available on BIOLASE’s web site. To listen to the conference call live via telephone, please dial (800) 638-4930 from the U.S. or, for international callers, please dial (617) 614-3944 approximately 10 minutes before the start time. Enter pass code number 99291346. A telephone replay will be available for two days by dialing (888) 286-8010 from the U.S., or (617) 801-6888 for international callers, and entering pass code number 55086675.

About BIOLASE Technology, Inc.

BIOLASE Technology, Inc. (http://www.biolase.com) is a medical technology company that develops, manufactures and markets lasers and related products focused on technologies for improved applications and procedures in dentistry and medicine. The Company’s products incorporate patented and patent pending technologies focused on reducing pain and improving clinical results. Its primary product, the Waterlase® system, is one of the best selling dental laser systems. The Waterlase system uses a patented combination of water and laser to precisely cut hard tissue, such as bone and teeth, and soft tissue, such as gums, with minimal or no damage to surrounding tissue. The Company also offers the LaserSmile™ system, which uses a laser to perform soft tissue and cosmetic procedures, including tooth whitening.

This press release may contain forward-looking statements within the meaning of safe harbor provided by the Securities Reform Act of 1995 that are based on the current expectations and estimates by our management. These forward-looking statements can be identified through the use of words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “may,” “will,” and variations of these words or similar expressions. Forward-looking statements are based on management’s current expectations and are subject to risks, uncertainties and other factors which may cause the Company’s actual results to differ materially from the statements contained herein, including, without limitation, the impact of changes in demand for our products, our effectiveness in managing manufacturing costs and expansion of our operations, the impact of technological advances and competition, adoption of our products by dental practitioners, our ability to expand our direct sales force, the timely and effective implementation of strategic alternatives and overall economic and market conditions. Additional information concerning these and other risks are described in the Company’s periodic reports it files with the Securities and Exchange Commission, including its annual report on Form 10-K for the year ended December 31, 2004 and its quarterly report on Form 10-Q for the quarter ended September 30, 2005. No undue reliance should be placed on forward-looking statements. Such information is subject to change, and we undertake no obligation to update such statements.

For further information, please contact: Robert E. Grant, President & CEO; Richard L. Harrison, Executive Vice President and CFO; or Scott Jorgensen, Vice President – Business Development, of BIOLASE Technology, Inc., +1-949-361-1200.

- TABLE FOLLOWS -

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(in thousands, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2005	2004	2005	2004
Net revenue	$18,958	$19,073	$61,980	$60,651
Cost of revenue	9,107	8,173	31,174	24,642

Gross profit	9,851	10,900	30,806	36,009

Other income (loss), net	32	(16)	80	32

Operating expenses:
Sales and marketing	6,194	6,413	24,661	23,126
General and administrative	3,669	5,734	16,899	11,506
Engineering and development	1,017	1,053	6,306	3,576
Patent infringement legal settlement	—	6,446	—	6,446
Impairment of intangible asset	—	747	—	747

Total operating expenses	10,880	20,393	47,866	45,401

Loss from operations	(997)	(9,509)	(16,980)	(9,360)
Non-operating (loss) income, net	(126)	136	(261)	559

Loss before income taxes	(1,123)	(9,373)	(17,241)	(8,801)
Provision for income taxes	(103)	(14,185)	(269)	(14,413)

Net loss	$(1,226)	$(23,558)	$(17,510)	$(23,214)

Net loss per share:
Basic	$(0.05)	$(1.04)	$(0.76)	$(1.00)
Diluted	$(0.05)	$(1.04)	$(0.76)	$(1.00)

Shares used in the calculation of net loss per share:
Basic	23,251	22,588	23,051	23,181
Diluted	23,251	22,588	23,051	23,181

CONSOLIDATED BALANCE SHEETS (Unaudited)

(in thousands, except per share amounts)

	December 31, 2005	December 31, 2004
ASSETS
Current assets:
Cash and cash equivalents	$8,272	$6,140
Short-term investments, restricted	9,863	25,326
Accounts receivable, less allowance of $420 and $384 in 2005 and 2004, respectively	8,404	9,635
Inventory	8,623	8,180
Prepaid expenses and other current assets	1,293	1,814

Total current assets	36,455	51,095
Property, plant and equipment, net	3,827	3,025
Intangible assets, net	1,831	1,662
Goodwill	2,926	2,926
Other assets	90	38

Total assets	$45,129	$58,746

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Line of credit	$5,000	$—
Accounts payable	7,759	7,147
Accrued liabilities	8,612	8,467
Accrued legal settlement	—	3,000
Deferred revenue	2,246	2,468
Current portion of deferred gain	16	63

Total current liabilities	23,633	21,145
Deferred gain	—	16
Deferred tax liability	202	161
Accrued legal settlement	—	3,446

Total liabilities	23,835	24,768

Stockholders’ equity:
Preferred stock, par value $0.001, 1,000 shares authorized, no shares issued and outstanding	—	—
Common stock, par value $0.001, 50,000 shares authorized, 25,218 and 24,482 shares issued; 23,255 and 22,519 outstanding in 2005 and 2004, respectively	26	25
Additional paid-in capital	106,484	101,562
Accumulated other comprehensive loss	(322)	(225)
Accumulated deficit	(68,495)	(50,985)

	37,693	50,377
Treasury stock (cost of 1,964 shares repurchased)	(16,399)	(16,399)

Total stockholders’ equity	21,294	33,978

Total liabilities and stockholders’ equity	$45,129	$58,746

# # # #